Exhibit 99.1

FOR IMMEDIATE RELEASE

NewStar Completes Third Loan Securitization of 2015

Issues New $398 Million ‘Middle-Market’ Collateralized Loan Obligation (“CLO”)

•	Issues third CLO in 2015, bringing cumulative CLO issuance to twelve transactions totaling to more than $5 billion

•	Placed five classes of floating rate notes priced at par to yield an initial weighted average spread of approximately Libor plus 268 bps

•	Achieved an advance rate of approximately 82%, placing $351 million of notes rated Aaa through Ba3 by Moody’s and AAA by Fitch

•	Retained a portion of Class E Notes and equity interests, totaling approximately $71 million, or 18% of the capital structure, which is intended to satisfy European Risk Retention rules

•	Provides continued funding capacity to support new lending activity through a four-year reinvestment period ending August 2019

Boston, MA, September 21, 2015 - NewStar Financial Inc. (Nasdaq:NEWS), an internally-managed commercial finance company, announced today that it completed a $398 million term debt securitization known as NewStar Commercial Loan Funding 2015-2. All floating rate classes of notes were priced at par.

NewStar Commercial Loan Funding 2015-2 was the Company’s 12th securitization since inception and part of a programmatic approach to its funding strategy. The notes were backed by a diversified portfolio of commercial loans originated by NewStar. The transaction was executed through a private offering via Rule 144A and Regulation S. Six classes of notes rated Aaa through Ba3 by Moody’s and two classes rated AAA by Fitch, totaling approximately $228 million, were placed. NewStar retained a portion of the Class E Notes and the subordinated interests, which represented approximately 18% of the capital structure, or about $70 million. The deal was structured in a manner intended to satisfy European risk retention rules and included a small fixed rate tranche, rated Aaa/AAA, to meet specific investor demand.

“This transaction represents our twelfth CLO to date and our third deal of the year, which brings our total issuance to over $5 billion. Our leading track record of issuance in this market underscores the value investors place in NewStar’s middle market franchise and credit management platform,” said NewStar CEO, Tim Conway.

John Frishkopf, head of asset management and treasury at NewStar added, “We were also pleased by the speed and quality of execution by the Wells Fargo team and the level of support among repeat investors who continue to commit capital to our balance sheet securitization programs,” he added.

NewStar Financial will serve as collateral manager of the CLO, which has a 4 year reinvestment period. The notes were rated by Moody’s Investors Service and the A-1 and A-2 classes were also rated by Fitch. All variable rate notes were priced to yield an initial weighted average of approximately LIBOR plus 2.68%.

Wells Fargo Securities was lead placement agent and Capital One Securities was co-lead placement agent.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the notes.

The notes subject to the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

About NewStar Financial, Inc.:

NewStar Financial (Nasdaq:NEWS) is an internally-managed, specialized commercial finance company focused on meeting the complex financing needs of companies and private investors in the middle markets. The Company provides a broad range of flexible debt financing options used to fund working capital, growth strategies, acquisitions and recapitalizations, as well as equipment purchases. NewStar originates loans and leases directly through teams of experienced, senior bankers and marketing officers organized around key industry and market segments. The Company targets ‘hold’ positions of up to $50 million and will selectively underwrite or arrange larger transactions for syndication to other lenders. NewStar is headquartered in Boston MA and has regional offices in Atlanta GA, Chicago IL, Dallas TX, Darien CT, New York NY, Portland OR, and San Francisco CA. Please visit our website at www.newstarfin.com for more detailed information.

Corporate Inquiries:

NewStar Financial

Robert K. Brown

(617) 848-2558